Exhibit 99(c)
[Goldman Sachs Letterhead]
May 28, 2008
Board of Directors
Countrywide Financial Corporation
4500 Park Granada
Calabasas, California 91302
Re:	Amendment No. 4 to Registration Statement on Form S-4 of Bank of America Corporation, filed May 28, 2008 (File No. 333-149204)
Gentlemen:
Reference is made to our opinion letter, dated January 10, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.05 per share (the “Shares”), of Countrywide Financial Corporation (the “Company”) of the exchange ratio of 0.1822 shares of common stock, par value $0.01 per share, of Bank of America Corporation (“Bank of America”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of January 10, 2008, by and among Bank of America, Red Oak Merger Corporation, a wholly owned subsidiary of Bank of America, and the Company.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Goldman, Sachs & Co. and Sandler O’Neill & Partners, L.P. Have Each Provided an Opinion to the Countrywide Board of Directors Regarding the Merger Consideration”, “Risk Factors – The opinions obtained by Countrywide from its financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger”, “The Merger – Background of the Merger”, “The Merger – Countrywide’s Reasons for the Merger – Recommendation of the Countrywide Board of Directors” and “The Merger – Opinions of Countrywide’s Financial Advisors” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)